Nu-Med Plus

Corporate
455 East 500 South
Suite 205
Salt Lake City, UT 84111
801.746.3570 Phone
801.355.7126 Fax

Lab
1266 South 1380 West
Orem, UT 84058

www.Nu-MedPlus.com

MARCH 14, 2017

Dear Shareholder,

We are thrilled to share some exciting updates with you. These are key events in the advancement of our company creating a strong, solid plan with a progressive future.

We have completed a stock agreement that fully funds the company through February, 2018. The terms of the funding were disclosed in the companies February 1, 2017, 8-K filing with the SEC. This significant capital infusion will allow the company to aggressively move forward with the goal of filing an FDA 510(K) for the Hospital model. The Nu-Med team will be incorporating our next generation platform technology into the existing Hospital model prior to FDA application. This strategy will allow Nu-Med to extend the platform technology into our Clinical and Portable units enabling us a potentially more streamlined path to FDA approval of these systems.

In addition, we have selected Dr. Michael Johnson M.D. as our FDA consultant. Dr. Johnson has well-honed expertise in medical device regulatory affairs for the United States and international markets. His efforts have included obtaining regulatory clearances from the U.S. Federal Drug Administration for class II and class III devices and for European Medical Device Directive CE Marking. Because of his excellent successful track record and background, we are excited to have Dr. Johnson join our team as we travel forward pursuing clearances and FDA approvals for our products.

Nu-Med is also in discussion with Houlihan Advisors an independent valuation firm to determine the value of our company for financial market participants and future acquisition interests. These events will open opportunities and courses of action for Nu-Med in the future and increase awareness of our products.

The company is dedicated to taking steps to ensure continued development of shareholder value through additional product development and future patent filings.

Feel free to email me or contact me with any questions.

Best regards,

Jeffrey L. Robins/President

NU-MED PLUS, Inc.
PH: 801-746-3570
Email:jeff@nu-medplus.com